Exhibit 99.1

VINCE HOLDING CORP. ANNOUNCES MANAGEMENT REORGANIZATION

CEO Jill Granoff To Depart After Transition Period

Industry Veteran Livia Lee Joins Company as SVP, Merchandising

NEW YORK, N.Y. – July 13, 2015 – Vince Holding Corp. (NYSE: VNCE), a leading contemporary fashion brand (“Vince” or the “Company”), today announced that Jill Granoff, Chief Executive Officer, has resigned from the Company.  Ms. Granoff, who advised the Board of her decision in advance, will remain CEO through a transition period to ensure an orderly and effective leadership transition.

The Company’s Board of Directors plans to work with an executive search firm to identify potential CEO candidates. Board Chairman Marc Leder will lead this search, and will work closely with Ms. Granoff throughout the transition period.

“Jill has been a tremendous steward for the Vince brand for the last three years,” Mr. Leder said. “She has shown great leadership during her tenure and her commitment to seeing us through this orderly transition speaks volumes about her professionalism. On behalf of the entire Vince organization, I want to thank Jill for her valuable contributions.”

As part of the reorganization, the Company also announced that it has hired Livia Lee as the new Senior Vice President of Merchandising, reporting directly to Ms. Granoff in the interim and then her successor once appointed.  Ms. Lee, who will join the Company on July 20th and will drive the Company’s merchandise strategy, has extensive experience with multiple top fashion brands, including Lacoste, Diesel, Ralph Lauren, Victoria's Secret, and Gap. Ms. Lee’s experience has included women’s and men’s apparel, retail and wholesale distribution, and work in U.S. and international markets.  As part of this hiring, the Company has reorganized the operational reporting structure, with merchandising for men's and women's apparel, accessories, retail and e-commerce merchandising as well as visual merchandising now all reporting to Ms. Lee.  In addition, Karin Gregersen, President and Chief Creative Officer, has decided to leave the Company and the Company does not intend to fill that position at this time.

On the hiring of Ms. Lee, Mr. Leder said:  “Livia’s proven track record and success in merchandising at well regarded brands makes her precisely the right choice for this critical role.  On behalf of the entire team, we welcome her aboard and look forward to her immediate impact on the brand.  I’d also like to thank Karin for her contributions to the Vince brand.”

Mr. Leder added: “Our continued focus on improving wholesale channel performance, as well as the successful execution of our direct-to-consumer and international expansion initiatives is enabled by our continued strong market position and our experienced team of industry veterans. With the breadth and talent of our senior management team that is in place, we are confident we have the right expertise and leadership to move us forward.”

Ms. Granoff said: “While this is a bittersweet decision for me, it is the right time for me to pass the reigns to the next leader.  Vince is an exceptional brand, and with a strong and seasoned team in place, the Company is well positioned to execute on the opportunities ahead and build on its legacy as one of the preeminent brands in the contemporary space today.”

ABOUT VINCE

VINCE is a leading contemporary fashion brand best known for modern effortless style and everyday luxury essentials. Established in 2002, the brand now offers a wide range of women's, men's and children's apparel, women's and men's footwear, and handbags. Vince products are sold in prestige distribution worldwide, including over 2,500 distribution locations across 42 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operates 32 full-price retail stores, 10 outlet stores and its ecommerce site, VINCE.com. Please visit www.VINCE.com for more information.

Forward Looking Statements:  This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the financial results or benefits anticipated. These forward-looking statements are not guarantees of actual results.  Our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel, including without limitation, our ability to identify and retain appropriate candidates for the chief executive officer and the chief financial officer positions; commodity, raw material  and other cost increases; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading “Risk Factors.”  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Contact:

Jean Fontana/Megan Crudele

ICR, Inc.

Jean.fontana@icrinc.com

Megan.crudele@icrinc.com

646-277-1200

Media Contact:

Michael W. Robinson

ICR, Inc.

michael.robinson@icrinc.com

646-277-1288

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